EXHIBIT 99.1

brooqLy Announces $5M 506(c) Share Offering to Enhance its Technology and Global Coverage

Palos Hills, Illinois, August 3, 2023:

brooqLy, Inc (OTC Markets: BRQL), an innovative technology company, today announced that it is raising up to $5,000,000 from Accredited Investors under a Securities and Exchange Commission (SEC) Reg D 506c offering.

This Private Placement opportunity is being offered to a limited number of Accredited Investors in compliance with Regulation D Rule 506c promulgated under the Securities Act of 1933, as amended. Accredited investors, as defined by the Securities Exchange Commission, may contact the company to inquire.

"After a two-country pilot in Southeastern Europe in Q3 2022, we received adequate positive feedback to start working on the new version of our platform, which we plan to release early Q4 2023, in Greece, Romania and Turkey. Our plan is to keep investing in our technology, enhance our global footprint and build a sustainable business model based on human talent that can support our growth” said Panos Lazaretos, Chief Executive Officer, brooqLy, Inc.

About brooqLy

brooqLy is a technology company that has developed an innovative platform for consumers, brands, and retail shops to connect and interact through a Social Networking experience. Currently the platform enables its users to purchase and send consumer products from collaborating retail shops, called “Treats”, to anyone, anywhere, and at any time, in a personalized way. The company aims to upgrade the platform to a holistic “out-of-home entertainment” platform by adding further user-friendly functionalities for its users.

Safe Harbor Statement

The press release may include certain statements that are not descriptions of historical facts but are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "projects,” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectation and actual results may vary (perhaps materially) from certain of the results anticipated herein. No information in this press release should be construed in any way whatsoever as an indication of the Company's future revenues, results of operations, or revenues.

Contact

Company:	brooqLy, Inc.
Officer:	Panagiotis N. Lazaretos
Email:	plazaretos@brooqLy.com